2009 Chemtura Corporation Management Incentive Program

1.           Establishment and Purpose.  Pursuant to its authority under the 2005 Crompton Corporation Short-Term Incentive Plan (the “STIP”), and consistent with the purpose of the STIP as stated therein, the Committee hereby establishes the 2009 Chemtura Corporation Management Incentive Program (the “2009 MIP”).  Unless otherwise defined below, all capitalized terms shall have the meaning given to such terms in or pursuant to the STIP.  The 2009 MIP provides each Participant with an opportunity to earn a performance-based compensation Award for the calendar year 2009 (the “2009 Performance Period”), based on the attainment of pre-established performance goals, as set forth below (a “MIP Award”).  Where applicable, MIP Awards are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

Threshold Performance.  The Committee shall establish an objective threshold (a “Minimum Threshold”) for each measure of performance during the 2009 Performance Period (each, a “Performance Factor”), below which no MIP Award or component of a MIP Award will be paid out with respect to that Performance Factor.  Each such Minimum Threshold is set forth in Exhibit “A”.  In addition, threshold can be adjusted to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, acquisition, divestiture, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company's method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, divestiture, reorganization, stock split, stock dividend, combination of shares or other changes in the Company's corporate structure or shares, or any other change of a similar nature.  To the extent applicable in determining any MIP Award, charges to earnings, including but not limited to fines and penalties related to past: (i) antitrust events; (ii) environmental events; and/or (iii) corporate restructuring, including plant closures, sale of businesses and severance, will be excluded.

2.           To the extent applicable, the Committee, in determining any MIP Award, shall use the information set forth in the Company's audited financial statements.

3.           MIP Awards.  At the time of initial selection / approval by the Committee for participation in the 2009 MIP, each Participant shall be assigned a percentage of his or her “base pay” (as defined in the STIP) that will be used in calculating his or her MIP Award, if any.  This percentage of base pay shall be referred to as the “Target Percentage”.  The amount of a Participant’s MIP Award will be determined by multiplying the Target Percentage by the applicable Performance Factor set forth in Exhibit “A”, subject to any Performance Adjustment described in the following paragraph.

In determining a Participant’s MIP Award, the Committee reserves the absolute discretion to increase or decrease the amount produced under the last sentence of the preceding paragraph, based on the Committee’s assessment of any personal, functional or other performance the Committee determines should be taken into account (a “Performance Adjustment”), provided that with respect to any individual subject to Section 162(m) of the Code, any such Performance Adjustment may only decrease (and may not increase) the amount produced under the last sentence of the preceding paragraph.  The CEO will recommend to the Committee any Performance Adjustment for each Participant who reports directly to the CEO.  The CEO and the applicable Business or Functional leader, will recommend to the Committee any Performance Adjustment for each other Participant.

Notwithstanding anything herein to the contrary, the MIP Award paid to any Participant subject to Section 162(m) shall in no way increase as a result of the reduction of any MIP Award paid to another Participant.

4.           Changes to Target Percentage or Performance Factor.  To the extent not inconsistent with the requirements of Section 162(m) of the Code with respect to "qualified performance-based compensation," the Committee may at any time prior to the final determination of MIP Awards: (i) change the Target Percentage of any Participant; (ii) assign a different Target Percentage to a Participant to reflect any change in the Participant's responsibility level or position during the course of the Performance Period; or (iii) change a Performance Factor to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, acquisition, divestiture, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company's method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, divestiture, reorganization, stock split, stock dividend, combination of shares or other changes in the Company's corporate structure or shares, or any other change of a similar nature.

5.           Eligibility.  The Committee shall designate Participants in the 2009 MIP in accordance with the terms of the STIP and as set forth herein.  Each Participant must be an Eligible Employee as of January 1, 2009, and be actively employed as of the date MIP Awards, if any, are paid.  Exceptions may be granted as determined by the Committee in its sole discretion, provided such exception complies with Section 162(m) of the Code.  Any employee who becomes an Eligible Employee, as determined by the Committee, as a result of hire or promotion after January 1, 2009 but before June 30, 2009 may be eligible to a MIP Award, pro rated based on the number of whole months that the employee is an Eligible Employee during calendar year 2009.  Similarly, where an Eligible Employee, for whatever reason, moves to another role during calendar year 2009 for which different performance measures apply, his or her MIP Award, if any, will be calculated by taking into account the performance measures for each role and the actual time that the Eligible Employee spent in each role during calendar year 2009.

6.           Other Conditions.  Eligibility for or actual participation in the 2009 MIP shall not and in no way is intended to create an agreement of employment for a definite term.  Nothing herein shall or is intended to, (i) obligate the Company to offer, or offer any employee participation in, a Management Incentive Program or similar arrangement in the future, and/or (ii) act as a modification of any employee’s existing terms and conditions of employment.  Except as expressly set forth herein, the 2009 MIP shall be subject to and administered in accordance with the terms and conditions of the STIP.

ALL PARTICIPANTS

EXHIBIT “A”

1.           For each Executive Participant, as determined by the Committee, his or her 2009 MIP Award if any shall be calculated based on the following Performance Factors, in the following proportions (each as identified in this Exhibit “A”):

1/3rd	2009 EBITDA	2009 Cash Flow	2/3rds

2.           Set forth in this Exhibit “A” is a schedule identifying the Minimum Threshold for each Performance Factor identified above, as well as a scale of payout eligibility based on performance relative to target, subject in all cases to the other terms and conditions set forth in the 2009 MIP, including the STIP and this Exhibit “A”.

3.           Each level of performance on the scale is expressed as a percentage of actual performance relative to target performance.

4.           Each level of performance also is assigned a corresponding percentage (between 0% and 200%) that is eligible for payout with respect to that Performance Factor.

5.           For example, where actual performance is equal to target performance, then 100% of that Performance Factor is eligible for payout, subject to the other terms and conditions set forth in the 2009 MIP, including the STIP and this Exhibit “A”.

6.           In no event will any Participant be eligible for a payout of more than 200% of target for any Performance Factor.

7.
The steps in the scale between minimum, target and maximum also are shown.  If performance and/or pay out percentage are not equal to the numbers shown below, actual pay out will be determined by interpolation.

(Dollars in Millions)

	EBITDA	MIP Pay Out	Operating Cash Flow
Threshold	$150	0%	$25
	$175	25%	$37
	$200	50%	$50
	$225	75%	$62
Target	$250	100%	$75
	$275	133%	$88
	$300	166%	$102
Maximum	$325	200%	$115

DEFINITIONS:

For purposes of the 2009 Management Incentive Plan

EBITDA

“EBITDA” means, for the calendar year of 2009, net income (or net loss) from continuing operations(1) plus, to the extent included the calculation of net income for such period in accordance with GAAP, the sum of (a) Interest Expense, (b) income tax expense, (c) other expense, (d) depreciation expense, (e) amortization expense, (f) charges related to facility closures, severance and related costs, (g) impairments of long-lived assets, (h) charges related to the accelerated recognition of asset retirement obligations, (i) antitrust costs, (j) any losses from sales of assets or a business other than in the ordinary course of business, (k) charges for the payment of premiums in connection with the early repayment or retirement of indebtedness, (l) expenses including professional fees associated with the issuance of indebtedness or the amendment, waiver or restructuring of the principal and terms of existing indebtedness including such charges related to accounts receivable facilities, (m) charges associated with the curtailment or settlement of pension and post retirement medical plans and (n) costs related to natural disasters such as hurricanes or earthquakes that disrupt operations (2)  minus  (a) other income, (b) any gains from sales of assets or a business other than in the ordinary course of business and (c) gains associated with the curtailment or settlement of pension and post retirement medical plans.

Should the Company divest a business(s) during the calendar year, the EBITDA Target shall be reduced (or increased) by the amount of EBITDA that was to be contributed by (or reduced from) the business(s) before the deduction of allocated functional and corporate expenses for such period as the EBITDA of the business(s) is no longer reflected in actual 2009 EBITDA from continuing operations of the Company (“Adjusted Target”).  The Threshold and Maximum EBITDA values and all other EBITDA values identified in the Management Incentive Plan documentation shall be adjusted such that they are the same percentage of the Adjusted Target as were the original values of the original Target.

Operating Cash Flow

“Operating Cash Flow” means, for the calendar year of 2009, Net Cash (used in) provided by operations as reflected in the Company’s Condensed Consolidated Statements of Cash Flows (1) plus, to the extent included the calculation of the statement of cash flows for such period in accordance with GAAP, the sum of (a) any reduction in the value of accounts receivable sold in the period, (b) charges related to facility closures, severance and related costs, (c) antitrust costs and settlement payments, (d) any losses from sales of assets or a business other than in the ordinary course of business, (e) charges for the payment of cash premiums in connection with the early repayment or retirement of indebtedness, (f) expenses including professional fees associated with the issuance of indebtedness or the amendment, waiver or restructuring of the principal and terms of existing indebtedness including such charges related to accounts receivable facilities, and (g) any cash payments or contributions made related to the Company’s pension and post retirement medical plans (2)  minus  (a) any increase in the value of accounts receivable sold in the period, (b) any gains from sales of assets or a business other than in the ordinary course of business and (c) any cash receipts related to the Company’s pension and post retirement medical plans.

Should the Company divest a business(s) during the calendar year, the Operating Cash Flow Target shall be reduced (or increased) by the amount of EBITDA that was to be contributed by (or reduced from) the business(s) before the deduction of allocated functional and corporate expenses for such period as the EBITDA of the business(s) is no longer reflected in actual 2009 EBITDA from continuing operations of the Company (“Adjusted Target”).  The Threshold and Maximum Operating Cash Flow values and all other Operating Cash Flow values identified in the Management Incentive Plan documentation shall each be reduced by the same amount as the amount as Adjusted Target is reduced from (or added to) the Target.